Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-258148 on Form S-3 and Registration Statement Nos. 333-201203, and 333-239034 each on Form S-8 of our reports dated February 23, 2022, relating to the financial statements of AlerisLife, Inc. (formerly known as Five Star Senior Living Inc.) and the effectiveness of AlerisLife Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 23, 2022